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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF JAFFE, RAITT, HEUER & WEISS]



                               September 1, 2000
Eltrax Systems, Inc.
400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339

Gentlemen:

         We have acted as counsel to Eltrax Systems, Inc. (the "Company"), a Minnesota corporation, in connection with the registration by the Company of 3,648,788 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock"), pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on September 1, 2000 (the "Registration Statement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with the Registration Statement.

         We do not purport to be experts on or to express any opinion in this letter concerning any law other than the laws of the State of Michigan and the General Corporation Law of Minnesota, and this opinion is qualified accordingly. This opinion is limited to the matters expressly set forth in this letter, and no opinion is to be inferred or may be implied beyond the matters expressly so stated. In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete.

         For purposes of this opinion letter, we have examined copies of the following documents:

         A.       an executed copy of the Registration Statement;

         B. the Company's Amended and Restated Articles of Incorporation (the "Articles");

         C.       the Bylaws of the Company, as amended;

         D.       the Company's corporate minute book;

         E. the following warrants ("Warrants") covering the Warrant Shares (as that term is defined below):

                  1. Warrant dated September 1, 2000 issued to PNC Bank, National Association to purchase 12,532 shares of common stock of the Company at $.01 per share;

                  2. Warrant, dated July 27, 2000, to purchase 104,168 shares of Eltrax common stock granted to Strong River Investments, Inc.;

                  3. Warrant, dated July 27, 2000, to purchase 52,083 shares of Eltrax common stock granted to Strong River Investments, Inc.;

                  4. Warrant, dated July 27, 2000, to purchase to purchase 26,041 shares of Eltrax common stock granted to Strong River Investments, Inc.;

                  5. Warrant dated July 27, 2000 to purchase 104,168 shares of Eltrax common stock granted to Bay Harbor Investments, Inc.;

                  6. Warrant, dated July 27, 2000, to purchase 52,083 shares of Eltrax common stock granted to Bay Harbor Investments, Inc.; and

                  7. Warrant dated July 27, 2000 to purchase 26,041 shares of Eltrax common stock granted to Bay Harbor Investments, Inc.

         F. the Convertible Debenture Purchase Agreement dated July 27, 2000 ("Purchase Agreement");

                              Exhibit 5.1, Page 1
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          G.      the following convertible debentures (along with debentures that may be issued under the Purchase Agreement, "Debentures"):

                              1. 5.0% Convertible Debenture due July 26, 2000 issued to Bay Harbor Investments, Inc.; and

                              2. 5.0% Convertible Debenture due July 26, 2000 issued to Strong River Investments, Inc.

         H. Registration Rights Agreement dated June 29, 2000 between Eltrax and E.piphany, Inc.;

         I. Resolutions of the Company's Board of Directors adopted on or as of July 19, 2000, July 27, 2000 and July 29, 2000;

         J. Letter Agreement with Cardinal Capital dated August 28, 2000 ("Cardinal Letter Agreement");

         K        The Registration Rights Agreement covering certain of the
                  Shares; and

         L An Officer's Certificate (the "Certificate"), a copy of which is attached to this letter as Exhibit A.

         The documents listed in items A-L above are collectively referred to as the "Documents".

         In rendering our opinion, we have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all Documents submitted to us as originals are authentic; and (iii) all Documents submitted to us as copies conform to the originals of such Documents. Our review has been limited to examining the Documents and applicable law.

         To the extent that any opinion in this letter relates to or is dependent upon factual information, we have relied exclusively upon the factual representations and warranties set forth in the Certificate, and we have not undertaken to independently verify any such facts or information.

         Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

         1. The Shares that may be issued in the future upon exercise of the Warrants ("Warrant Shares") have been duly authorized.

         2. Upon issuance in the manner described in the Warrants, and upon payment of the exercise price for the Warrant Shares, the Warrant Shares will be validly issued, fully paid and non-assessable.

         3. The Shares that may be issued in the future upon conversion of the Debentures ("Debenture Shares") have been duly authorized.

         4. Upon issuance in the manner described in the Debentures, the Debenture Shares will be validly issued, fully paid and non-assessable.

         5. The Shares that may be issued in the future pursuant to the Cardinal Letter Agreement (the "Cardinal Shares") have been duly authorized.

         6. Upon issuance in the manner described in the Cardinal Letter Agreement, the Cardinal Shares will be validly issued, fully paid and non-assessable.

         7. The Shares that are not Warrant Shares, Debenture Shares or Cardinal Shares are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the use of the name of our firm in the Prospectus under the caption "Legal Matters".

                                Very truly yours,

                           JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation

                                  Joel M. Alam

                              Exhibit 5.1, Page 2
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                                   EXHIBIT "A"


                              OFFICER'S CERTIFICATE

         The undersigned, the duly elected and acting Chief Financial Officer of ELTRAX SYSTEMS, INC., a Minnesota corporation (the "Company"), hereby represents and warrants the following to Jaffe, Raitt, Heuer & Weiss, professional corporation ("JRH&W"):

         1. The Company is a corporation formed under the laws of the State of Minnesota.

         2. The Amended and Restated Articles of Incorporation of the Company have not been amended since April 27, 2000.


August 31, 2000
                                    --------------------------------------------
                                    William A. Fielder III
                                    Chief Financial Officer










                               Exhibit 5.1, Page 3